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State of Delaware
Office of the Secretary of State
I, Edward J. Freel, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the certificate of incorporation of "Infectech, Inc.", filed in this office on the twenty-first day of June, A.D. 1989, at 9:00 O'clock A.M.

Edward J. Freel, Secretary of State
Authentication:7793038
Date:  01-17-96





Certificate of Incorporation of Infectech, Inc.
Filed June 21, 1989 at 9:00 A.M.
779172003

First:  The name of the corporation is Infectech, Inc.
Second: The address of its registered office in the State of Delaware is Coffee Run Professional Centre, Lancaster Pike and Loveville Road, City of Hockessin, County of New Castle. Its registered agent at such address is The Incorporators Ltd.
Third: the purpose of the Corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Delaware.
Fourth: the corporation shall have the authority to issue three thousand shares of common stock without par value.
Fifth: the Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws of the corporation.
Sixth: The stockholders and directors may hold their meetings and keep the books and documents of the corporation outside the State of Delaware, at such places from time to time designated by the By-Laws, except as otherwise required by the laws of Delaware.
Seventh:  The corporation is to have perpetual existence.
Eighth:  the name and mailing address of the incorporator is Patricia
L. Ryan, Coffee Run Professional Centre, Lancaster Pike and Loveville Road, Hockessin, DE 19707.
Ninth: The number of directors of the corporation shall be fixed from time to time by its By-Laws and ma be increased or decreased.
Tenth: the Board of Directors is expressly authorized and shall have such authority as set forth in the By-Laws to the extent such authority would be valid under Delaware law.
Eleventh: No director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

The undersigned Incorporator for the purpose of forming a corporation pursuant to the laws of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true.

June 21, 1989
By:  Patricia L. Ryan